UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2025

Silence Therapeutics plc

(Exact name of registrant as specified in its charter)

England and Wales	001-39487	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

72 Hammersmith Road
London
United Kingdom	W14 8TH
(Address of principal executive offices)	(Zip Code)

+44 20 3457 6900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing 3 ordinary shares, nominal value £0.05 per share	SLN	The Nasdaq Stock Market LLC
Ordinary share, nominal value £0.05 per share*	*	The Nasdaq Stock Market LLC

*	Not for trading, but only in connection with the listing of the American Depositary Shares on The Nasdaq Stock Market LLC.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

On May 5, 2025, James Ede-Golightly notified the board of directors (the “Board”) of Silence Therapeutics plc (the “Company”) of his decision to retire from the Board following the end of his current term, which expires at the end of the Company’s 2025 Annual General Meeting of Shareholders, which is anticipated to be held on June 26, 2025 (the “2025 AGM”). Mr. Ede-Golightly will also step down as chair of the Remuneration Committee, effective immediately. He will remain as a member on the Remuneration Committee until the conclusion of the 2025 AGM. Mr. Ede-Golightly is an independent director and also a member of the Audit and Risk Committee and Nominations Committee of the Board. Mr. Ede-Golightly indicated that his decision to retire was not a result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

Appointment of Director

On May 5, 2025, upon the recommendation of the Nominations Committee, the Board appointed Tim McInerney to serve as a director of the Company, effective immediately. In accordance with the Company’s articles of association, Mr. McInerney will serve for an initial term expiring at the end of the Company’s 2025 AGM and expects to stand for re-appointment at the 2025 AGM. In addition, the Board also appointed Mr. McInerney to serve as chair of the Remuneration Committee and a member of the Audit and Risk Committee of the Board.

Tim McInerney, age 64, currently serves as a Managing Director at Castle Hill Capital Partners, Inc. since May 2017. Before that, Mr. McInerney served as a Managing Director at Riverbank Capital, Inc. from June 2007 to April 2017. From 1992 to March 2007, Mr. McInerney was a Managing Director of Paramount BioCapital, Inc., where he oversaw the overall distribution of Paramount’s private equity product. Prior to 1992, Mr. McInerney was a research analyst focusing on the biotechnology industry at Ladenburg, Thalman & Co. Prior to that, Mr. McInerney held equity sales positions at Bear Stearns & Co. and Shearson Lehman Brothers, Inc. Mr. McInerney also worked in sales and marketing for Bristol-Myers Squibb. Mr. McInerney has served on numerous public and private boards, including on the boards of Emisphere Technologies (later acquired by Novo Nordisk) from June 2012 to December 2020 and Edgemont Pharmaceuticals (acquired by Alvogen, Inc) from May 2010 to May 2016. Mr. McInerney also previously served on the boards of Insite Vision (later acquired by Sun Pharmaceuticals) from 2008-2015, and Ziopharm Oncology from 2005 to June 2015. In addition, Mr. McInerney is a co-founding investor and board member of Corino Therapeutics. Mr. McInerney received his B.S. in pharmacy from St. John’s University at New York. He also completed a post-graduate residency at the New York University Medical Center in drug information systems.

As a non-executive director, Mr. McInerney will receive (i) a $56,000 annual retainer for his service on the Board, (ii) an initial grant of an option to purchase 48,000 ordinary shares under the Non-Employee Sub-Plan to the Company’s 2023 Equity Incentive Plan (the “2023 Plan”), which vests monthly over a 36-month period, and (iii) an annual grant of an option to purchase 48,000 ordinary shares under the 2023 Plan, which vests monthly over a 36-month period.

The Company also intends to enter into a standard form of deed of indemnity with Mr. McInerney in connection with his appointment to the Board, the form of which was previously filed by the Company as Exhibit 10.7 to the Company’s Registration Statement on Form F-1 (File No. 333-248203), filed with the Securities and Exchange Commission on August 20, 2020.

There is no arrangement or understanding between Mr. McInerney and any other person pursuant to which Mr. McInerney was selected as a director of the Company, and there is no family relationship between Mr. McInerney and any of the Company’s other directors or executive officers. Mr. McInerney does not have a material interest in any transaction that is required to be disclosed under Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure.

On May 6, 2025, the Company issued a press release announcing the director changes discussed under Item 5.02 above. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated May 6, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILENCE THERAPEUTICS PLC

Dated: May 6, 2025	By:	/s/ Craig Tooman
Name: Craig Tooman
Title: Chief Executive Officer